Exhibit 10.1

August 20, 2004

William Chardavoyne

1721 Elm Avenue

Manhattan Beach, California 90266

Dear Bill:

This letter agreement, dated August 20, 2004 (this “agreement”), confirms the terms of your employment by Activision Publishing, Inc. (“Employer”), on the terms and conditions set forth below.

1.         Term

            This agreement shall commence effective as of the date set forth above and shall continue until terminated in accordance with the terms specifically set forth in this agreement.

2.         Salary

            (a)       In full consideration for all rights and services provided by you under this agreement, you shall receive an annual base salary (“Base Salary”) of $365,000.

            (b)       Base Salary payments shall be made in accordance with Employer’s then prevailing payroll policy.  The Base Salary referred to in Paragraph 2(a) shall constitute your minimum Base Salary during the applicable period.  On an annual basis, your Base Salary may be reviewed to determine if an increase above the minimum is appropriate. Any decision regarding whether to change your base salary shall be made in the sole discretion of executive management and/or the Compensation Committee of the Board of Directors of Employer.

            (c)       In addition to your base salary, you may be eligible to receive an annual discretionary bonus (“Annual Bonus”) targeted at sixty percent (60%) of your annual Base Salary (which may be pro-rated for the amount of time that you actually perform services for Employer during a particular fiscal year).  The amount of this Annual Bonus, if any, is within the sole and absolute discretion of the Employer’s Board of Directors (or the Compensation Committee of the Board of Directors).  Certain of the criteria that will be considered to evaluate your eligibility for an Annual Bonus is your achievement of specific objectives and/or your contribution to the success of the corporate goals and objectives.  Employer’s overall financial performance will also be considered in determining whether any bonus is awarded and, if so, the amount.  Discretionary Annual Bonuses, if granted, are generally paid to employees in May of each year.  You must remain continuously employed by Employer through the date on which the discretionary bonus is paid to be eligible to receive a bonus.  Employer retains the right to modify, at any time, any and all of the criteria used to determine whether Employee is eligible for a bonus and, if so, the amount of any such bonus, so long as such Annual Bonus modifications are applied consistently to other employees in similar officer positions.

3.         Title

            You are being employed under this agreement in the position of Executive Vice President and Chief Financial Officer.

4.         Duties

            You shall personally and diligently perform, on a full-time and exclusive basis, such services consistent with your position or consistent with duties involved in the transition of your position as Employer and its Board of Directors/ Committees of the Board of Directors may reasonably require.  You  are also required to read, review and observe all of Employer’s existing policies, procedures, rules and regulations as well as those adopted by Employer during the term of your employment.  You will at all times perform all of the duties and obligations required by you under this agreement in a loyal and conscientious manner and to the best of your ability and experience.

5.         Expenses

            To the extent you incur necessary and reasonable business expenses in the course of your employment, you shall be reimbursed for such expenses, subject to Employer’s then current policies regarding reimbursement of such business expenses.

6.              Other Benefits

            You shall be entitled to those benefits which are standard for persons in similar positions with Employer, including coverage under Employer’s health, life insurance and disability plans, and eligibility to participate in Employer’s 401(k) plan.  Nothing paid to you under any such plans and arrangements (nor any bonus or stock options which Employer’s Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion, shall provide to you)) shall be deemed in lieu, or paid on account, of your Base Salary.  You expressly agree and acknowledge that after the expiration or early termination of the term of your employment under this agreement, you are entitled to no additional benefits, except as specifically provided in this agreement or under the benefit plans referred to above and those benefit plans in which you subsequently may become a participant, and subject in each case to the terms and conditions of each such plan, or as required by applicable law.  Notwithstanding anything to the contrary set forth above, you shall be entitled to receive those benefits provided by COBRA upon the expiration or earlier termination of this agreement.

7.         Vacation and Paid Holidays

            (a)       You will be entitled to paid vacation days in accordance with the normal vacation policies of Employer in effect from time to time, provided that in no event shall you be entitled to less than twenty (20) days of paid vacation per year.

            (b)       You shall be entitled to all paid holidays given by Employer to its full-time employees.

8.         Protection of Employer’s Interests

            (a)           Duty of Loyalty.  During the term of your employment, you will not compete in any manner, whether directly or indirectly, as a principal, employee, agent or owner, with Employer, or any affiliate of Employer, except that the foregoing will not prevent you from holding at any time less than five percent (5%) of the outstanding capital stock of any company whose stock is publicly traded.

            (b)           Property of Employer.  All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment and/or resulting from your services to Employer which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of Employer, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of Employer, or (iii) are based on any property owned or idea conceived by Employer, shall be deemed to be a work made for hire and shall be the sole and exclusive property of Employer.  You agree to execute, acknowledge and deliver to Employer, at Employer’s request and expense, such further documents, including copyright and patent assignments, as Employer reasonably finds appropriate to evidence Employer’s rights in such property.

            (c)           Confidentiality.  Any confidential and/or proprietary information of Employer or any affiliate of Employer shall not be used by you or disclosed or made available by you to any person except, in furtherance of or as required in the course of your employment, and upon expiration or earlier termination of the term of your employment, you shall return to Employer all such information which exists in written or other physical form (and all copies thereof) under your control.  Without limiting the generality of the foregoing, you acknowledge signing and delivering to Employer the Activision Employee Proprietary Information Agreement and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this agreement as if set forth in full herein.  The provisions of  this paragraph shall survive the expiration or earlier termination of this agreement.

            (d)           Covenant Not to Solicit.  After the termination of your employment pursuant to Paragraph 9(a) or the termination of this agreement pursuant to Paragraph 9(b) of this agreement for any reason whatsoever, you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of one (1) year following such expiration or termination, offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of Employer or any affiliated entity, either for your own account or for any other person firm or company, any person who was employed by Employer or any such affiliated entity during the term of your employment, whether or not such person would commit any breach of his or her contract of employment by reason of his or her leaving the service of Employer or any affiliated entity.

9.         Termination

            (a)       For Cause.  At any time during the continuation of this agreement, Employer may terminate your employment under this agreement for Cause defined as your (i) willful, reckless or gross misconduct or fraud, (ii) gross negligent performance of job responsibilities, and (iii) conviction of or pleading no contest to a felony or crime involving dishonesty or moral turpitude.

            (b)       Without Cause.  The parties agree that this agreement may be terminated for convenience without Cause by either party on no less than twelve (12) months prior written notice and such termination shall not be deemed to constitute a wrongful discharge or a wrongful termination of your employment by Employer or a breach by Employer or by you of any term of this agreement and/or any other duty or obligation, expressed or implied, which the parties may owe each other pursuant to any principle or provision of law. The date on which such written termination notice is received by either you or Employer is referred to in this agreement as “Termination Notice Date”.

            (c)       Death or Disability.  In the event of your death during the continuation of this agreement, this agreement shall terminate and Employer only shall be obligated to pay your estate or legal representative only the amounts set forth in Paragraph 9(d)(ii) below.  In the event you are unable, with reasonable accommodation, to perform the essential services required of your position as a result of any physical or mental condition (“disability”), then Employer shall have the right, at its option, to terminate your employment under this agreement, and Employer shall be obligated to pay you only the amounts set forth in Paragraph 9(d)(iii) below.  You acknowledge and agree that your ability to continuously perform your duties for Employer is an essential part of your position and that any inability to perform such duties during the term of this agreement for a period of 60 or more consecutive days or an aggregate of 90 or more days during any 12-month period would create an undue hardship for Employer and the operation of its business.  Unless and until so terminated, during any period of disability during which you are unable, with reasonable accommodation, to perform the services required of you under this agreement, your Base Salary shall be payable to the extent of, and subject to, Employer’s policies and practices then in effect with regard to sick leave and disability benefits.

            (d)       Termination of Obligations.  In the event of the termination of your employment under this agreement pursuant to Paragraphs 9(a), 9(b) or 9(c), all obligations of Employer to you under this agreement shall immediately terminate except as follows:

i.                        Termination Without Cause.  In the event either party terminates this agreement pursuant to Paragraph 9(b), then the following shall apply:

a.               You and Employer shall promptly agree on a reasonable transition plan acceptable to Employer in its reasonable discretion which shall allow, among other matters, for an orderly transition of your responsibilities as a Chief Financial Officer to another individual who is then engaged or will be engaged by Employer to perform such duties, including, without limitation full understanding of Employer’s financial, accounting and forecasting systems, corporate reporting, internal controls, internal and external communications, staffing matters and your continuing participation and assistance with any then on-going corporate litigation matters. You agree to devote such time as is reasonably required to conduct such transition timely and effectively, including on full time, exclusive basis in the initial stages of such transition if the executive management of Employer determines such level of your involvement in the transition process to be reasonable and desirable. You hereby acknowledge and agree that while Employer may agree in its discretion to a shorter transition schedule, it is anticipated that transition process may continue for a minimum of one (1) month to as long as six (6) months from the Termination Notice Date. The parties acknowledge that notwithstanding the actual duration of transition process, your status as employee of Employer will continue for the full period of twelve (12) months from the Termination Notice Date and you will continue to provide such advisory services until the end of your employment consistent with your prior position with Employer as Employer may reasonably request.

b.              Conditioned on your full, complete and continuing compliance with the conditions set forth in Paragraph 9(d)(i)(a) above, you shall receive: (i) continuing payments of your Base Salary then in effect, payable in accordance with Employer normal payroll practices for a period of twelve (12) months following the Termination Notice Date; (ii) full Annual Bonus for the fiscal year during which  the Termination Notice Date  occurs to the extent such Annual Bonus is awarded to you pursuant to the terms of Paragraph 2(c) of this agreement by the Board of Directors (or the Compensation Committee of such Board of Directors), payable in accordance with Employer’s normal practices applicable to Annual Bonus payments; (iii) should the Termination Notice Date occur during the course of any fiscal year such that there are then fewer than twelve (12) months remaining in such fiscal year at the time of such termination (it being understood that Employer’s fiscal year is April to March), the portion of the Annual Bonus for the following fiscal year if such Annual Bonus is awarded pursuant to the terms of Paragraph 2(c) of this agreement by the Board of Directors (or the Compensation Committee of such Board of Directors) pro-rated for the number of months to allow you to receive your bonus payment for the full twelve (12) month period from the Termination Notice Date (such bonus payment to be calculated and paid out in accordance with Employer’s normal practices applicable to Annual Bonus payments); and (iv) continuing reimbursement of expenses if any due to you pursuant to Paragraph 5.  For illustration purposes and for avoidance of doubt, in regards to Paragraphs 9(d)(i)(b)(i), (ii) and (iii), it is the understanding of the parties that should this agreement, for example, be terminated without cause effective as of Termination Notice Date on October 31, 2004, you will receive:

•                  Continuing Base Salary payments through October 31, 2005;

•                  Annual Bonus for Employer’s fiscal year 2005 ending March 31, 2005, to the extent earned, and payable on or about May 2005 if such continues to be Employer’s normal payment time period for the disbursement of bonuses; and

•                  Annual Bonus for Employer’s fiscal year 2006 ending March 31, 2006, to the extent earned, pro-rated for the month of April-October 2006, and payable on or about May 2006 if such continues to be Employer’s normal payment time period for the disbursement of bonuses

•                  Above payments are conditioned on your full, complete and continuing compliance with the conditions set forth in Paragraph 9(d)(i)(a).

ii.                     Compensation upon Death.  In the event this agreement is terminated as a result of your death, your heirs, successors or legal representatives shall receive: (i) the Base Salary through the date of termination of this agreement; (ii) any unpaid Annual Bonus for any previously completed fiscal year if such Annual Bonus is awarded to you pursuant to the terms of Paragraph 2(c) of this agreement by the Board of Directors (or the Compensation Committee of such Board of Directors) and remain not paid; (iii) the pro rata portion of the Annual Bonus for the fiscal year in which termination occurs to the extent such Annual Bonus is awarded to you pursuant to the terms of Paragraph 2(c) of this agreement by the Board of Directors (or the Compensation Committee of such Board of Directors); (v) reimbursement of expenses due to you pursuant to Paragraph 5.  Bonus payments will be made notwithstanding the fact that you are not employed by Employer at the time such payment is paid. All such payments shall be in addition to any payments or benefits your widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by Employer; and (v) all payments and benefits due you under any of Employee’s employee benefit plans.

iii.                                                                        Compensation upon Disability.  In the event this agreement is terminated as a result of your disability, you shall receive: (i) the Base Salary through the date of your termination; (ii) any unpaid Annual Bonus for any previously completed fiscal year if such Annual Bonus is actually awarded to you pursuant to the terms of Paragraph 2(c) of this agreement by the Board of Directors (or the Compensation Committee of such Board of Directors) and remain not paid in whole or in part; (iii) the pro rata portion of the Annual Bonus for the fiscal year in which your termination occurs to the extent such Annual Bonus is awarded pursuant to the terms of Paragraph 2(c) of this agreement by the Board of Directors (or the Compensation Committee of such Board of Directors); (iv) reimbursement of expenses due to you pursuant to Paragraph 5. Bonus payments will be made notwithstanding the fact that you are not employed by Employer at the time such payment is paid.

(e)             Disposition of Stock Options Upon Termination.  Upon termination of your employment for any reason, the following terms shall apply to the Options to acquire shares of common stock of Activision, Inc. that may have been issued to you during the course of your employment with Employer prior to such termination (“Options”):

(i)                                     In the event of termination of your employment without Cause and conditioned on your full, complete and continuing compliance with the conditions set forth in Paragraph 9(d)(i)(a) above, all such stock options shall continue to vest and be exercisable for a period of twelve (12) months following the Termination Notice Date, provided that at all times during such period your remain an employee.  Upon termination of such twelve (12) month period or earlier termination of your employment, all then unvested stock options shall be cancelled and only vested stock options shall continue to be exercisable until the earlier of (a) the end of the 30th day after such date, or (b) the expiration of such stock option pursuant to the terms of the stock option agreement for such stock option; and upon the expiration of such period, all stock options then remaining unexercised shall be cancelled.

(ii)                                  In the event of your termination of employment by reason of your death or disability, all such stock options shall cease to vest immediately as of the date of such termination of your employment, all unvested stock options shall be cancelled and only vested stock options shall continue to be exercisable until the earlier of (a) the end of the 30th day after the date of such termination of your employment, or (b) the expiration of such stock option pursuant to the terms of the stock option agreement for such stock option; and upon the expiration of such period, all stock options then remaining unexercised shall be cancelled.

(iii)                               In the event of termination of your employment for Cause, or by your material breach of this agreement, all such stock options, whether or not vested, shall expire immediately on the date of termination of your employment and all such stock options shall immediately be cancelled and no longer continue vest or be exercisable as of the date of termination of your employment.

(iv)                              In the event of termination of your employment for any reason not otherwise described in Paragraphs 9(e)(i)-(iii), all such stock options shall cease to vest immediately as of the date of such termination of your employment, all unvested stock options shall be cancelled and only vested stock options shall continue to be exercisable until the earlier of (a) the end of the 30th day after the date of such termination of your employment, or (b) the expiration of such stock option pursuant to the terms of the stock option agreement for such stock option; and upon the expiration of such period, all stock options then remaining unexercised shall be cancelled.

10.      Use of Employee’s Name

            Employer shall have the right, but not the obligation, to use your name or likeness for any publicity or advertising purpose.

11.      Assignment

            Employer may assign this agreement or all or any part of its rights under this agreement to any entity which succeeds to all or substantially all of Employer’s assets (whether by merger, acquisition, consolidation, reorganization or otherwise) or which Employer may own substantially, and this agreement shall inure to the benefit of such assignee.

12.      No Conflict with Prior Agreements

            You represent to Employer that neither your commencement of employment under this agreement nor the performance of your duties under this agreement conflicts or will conflict with any contractual commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.

13.      Representations and Warranties

            You represent and warrant that you have provided Employer with complete and accurate information regarding your skills and experience.  Employee further represents and warrants that you have the skills and abilities to perform the job responsibilities for which you are being hired (see paragraphs 3 and 4, above) based on your skills and experience.  Based on your representations regarding your skills and abilities, Employer has agreed to hire and compensate you pursuant to the terms of this agreement.

14.      General Provisions

            (a)       Entire Agreement.  This agreement supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with Employer, and no amendment or modification of this agreement shall be binding unless it is set forth in a writing signed by both Employer and you.  To the extent that this agreement conflicts with any of Employer’s policies, procedures, rules or regulations, this agreement shall supersede the other policies, procedures, rules or regulations.  Without limiting the generality of the foregoing, you acknowledge that this agreement supersedes your prior written agreement with Employer dated April 1, 2002 and any related letters  and memorandums of understanding, and such agreement and related letters and memorandums are hereby declared terminated and of no further force and effect.

            (b)       No Broker.  You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by Employer or any affiliate of Employer in connection with your employment under this agreement.

            (c)       Waiver.  No waiver by either party of any breach by the other party of any provision or condition of this agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

            (d)       Prevailing Law.  Nothing contained in this agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

            (e)       No Employment Commitments.  This agreement does not constitute a commitment of Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein.

            (f)        Choice of Law.  This agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

            (g)       Immigration.  In accordance with the Immigration Reform and Control Act of 1986, employment under this agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.  Employer acknowledges that Employee has satisfied this condition.

            (h)       Venue and Jurisdiction.  The parties agree that all actions or proceedings initiated by either party hereto arising directly or indirectly out of this agreement shall be litigated in federal or state court in Los Angeles, California.  The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address set forth below.  The parties hereto waive any claim that a federal or state court in Los Angeles, California, is an inconvenient or an improper forum.

            (i)        Severability.  If any provision of this agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this agreement, such provisions shall be fully severable, the agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this agreement, and the remaining provisions of this agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

            (j)        Legal Counsel.  You acknowledge that you have been given the opportunity to consult with legal counsel of his own choosing regarding this agreement.  You understand and agree that Activision’s General Counsel, or any other attorney or member of management who has discussed any term or condition of this agreement with you, is only acting on behalf of the company and not on behalf of Employee.

            (k)       Right to Negotiate.  You hereby acknowledges that you have been given the opportunity to participate in the negotiation of the terms of this agreement.

                (l)        Services Unique.  You recognize that the services being performed by you under this agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of paragraph 8 of this agreement).

                (m)          Injunctive Relief.  In the event of a breach or threatened breach of this agreement, you hereby agree that any remedy at law for any breach or threatened breach of this agreement will be inadequate and, accordingly, each party hereby stipulates that the other is entitled to obtain injunctive relief for any such breaches or threatened breaches.  The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.  The parties agree to waive the requirement of posting a bond in connection with a court’s issuance of an injunction.

                (n)           Remedies Cumulative. The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this agreement.

            (o)       Attorneys’ Fees And Costs.  If either party brings an action to enforce, interpret or apply the terms of this agreement or declare its rights under this agreement, the prevailing party in such action, including all appeals, shall receive all of its or his attorneys’ fees, experts’ fees, and all of its or his costs, in addition to such other relief as may be granted.

15.      Notices

            All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To Employer:	3100 Ocean Park Boulevard
Santa Monica, California 90405
Attention: Senior Vice President,
Business Affairs and General Counsel

To Employee:	1721 Elm Avenue
Manhattan Beach, California 90266

            Either party may by written notice designate a different address for giving of notices.  The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

16.      Headings

            The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this agreement.

            If the foregoing accurately reflects our mutual agreement, please sign where indicated.

ACCEPTED AND AGREED TO:

Employer		Employee

By:		By:
	Ron Doornink		William Chardavoyne
Chief Executive Officer